105 Westpark Drive, Suite 300, Brentwood, TN 37027 615-373-3100 FAX 615-376-9862

[LOGO]                     America Service Group Inc.


                                  NEWS RELEASE


FOR RELEASE:      October 22, 1998
                  7:30 am CDT

CONTACT:          Michael Catalano          Bruce A. Teal
                  President & CEO           Sr. Vice President & CFO
                  (615) 376-1319            (615) 376-1361


                          AMERICA SERVICE GROUP REPORTS
                                  RECORD E.P.S.


NASHVILLE, TN (October 22, 1998) - America Service Group Inc. (NASDAQ: ASGR) today announced earnings of $0.43 per diluted share for the third quarter ended September 30, 1998, a 270% increase over the third quarter 1997. Net income attributable to common shares was $1.6 million for the third quarter 1998 versus $.6 million for the same period in 1997. 1998 quarterly results include $600,000 in non-recurring gains relating to receipt of the final installment under the MedPartners Settlement Agreement. For comparability purposes, 1997 financial results are adjusted to exclude the contract with the Georgia Department of Corrections which expired June 30, 1997.

Third quarter revenues increased 18% to $28.4 million, compared to the third quarter 1997. Quarterly healthcare expenses as a percent of revenue were 87.7% versus prior year and prior quarter's 87.3% and 88.4%.

Selling, general, and administrative expenses for the quarter were $2.4 million, which represents a slight increase versus third quarter 1997 and the June 1998 quarter. The increase is specifically related to the enlargement of the Company's Marketing Department. The minimal provision for income tax reflected in the quarter's results is due to the Company's significant tax loss carryforwards and relates to various states.

For the nine months ended September 30, 1998, net income attributable to common shares increased 257% to $4 million (or $1.10 per diluted share), compared to income of $1.6 million (or $0.44) in the first nine months of 1997. Excluding the Georgia contract, revenues increased 16% to $84.2 million from the comparable prior year period. Selling, general and administrative expenses were $7.1 and 7.0 million for the nine months September 1998 and 1997.


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"We are pleased with the Company's third quarter operating results," commented
Michael Catalano, President and Chief Executive Officer. "Our focus on clinical care and client service builds a solid foundation for growth in this expanding industry."

America Service Group Inc. is a leading national provider of correctional healthcare services in the United States. America Service Group contracts with state, county and local government agencies to provide a wide range of on-site healthcare programs as well as off-site hospitalization and specialty outpatient care. The Company employs over 1,700 medical, professional and administrative staff nationally.

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risk and uncertainty that actual results may differ materially from those projected in the forward-looking statements. A discussion of the important factors and assumptions regarding the statements and risks involved is contained in ASG's filings with the Securities and Exchange Commission.



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AMERICA SERVICE GROUP INC.
CONSOLIDATED FINANCIAL INFORMATION
NINE MONTHS SEPTEMBER 1998

                                                        QUARTER ENDED
                          9/30/98    % OF    9/30/97    % OF    9/30/97    % OF     9/30/98     % OF    9/30/97
                                    REVENUE  ADJUSTED  REVENUE    AS      REVENUE              REVENUE  ADJUSTED
                                                (1)             REPORTED                                   (1)
                        ---------------------------------------------------------  ------------------------------


HEALTHCARE REVENUE      $28,215,000         $23,984,000       $24,313,000          $83,678,000        $71,791,000
INTEREST INCOME             169,000             162,000           162,000              503,000            547,000
                        -----------         -----------       -----------          -----------        -----------
TOTAL REVENUE            28,384,000          24,146,000        24,475,000           84,181,000         72,338,000
HEALTHCARE EXPENSES      24,884,000  87.7%   21,078,000  87.3% 21,407,000  87.5%    74,222,000  88.2%  63,686,000
                        -------------------------------------------------------    ------------------------------
GROSS MARGIN              3,500,000  12.3%    3,068,000  12.7%  3,068,000  12.5%     9,959,000  11.8%   8,652,000
SELLING, GENERAL AND      2,402,000   8.5%    2,387,000   9.9%  2,387,000   9.8%     7,056,000   8.4%   7,031,000
ADMINISTRATIVE EXPENSES
INTEREST EXPENSE                  0   0.0%        3,000   0.0%      3,000   0.0%             0   0.0%       3,000
                        -------------------------------------------------------     -----------------------------
INCOME FROM OPERATIONS    1,098,000   3.9%      678,000   2.8%    678,000   2.8%     2,903,000   3.4%   1,618,000
NONRECURRING GAIN         (600,000)  -2.1%            0   0.0%          0   0.0%    (1,260,000) -1.5%           0
                        -------------------------------------------------------     -----------------------------
INCOME BEFORE TAXES       1,698,000   6.0%      678,000   2.8%    678,000   2.8%     4,163,000   4.9%   1,618,000
PROVISION FOR INCOME        113,000   0.4%      101,000   0.4%    101,000   0.4%       118,000   0.1%     101,000
TAXES
                        -------------------------------------------------------     -----------------------------
NET INCOME                1,585,000   5.6%      577,000   2.4%    577,000   2.4%     4,045,000   4.8%   1,517,000
REDEEMABLE COMMON                 0   0.0%            0   0.0%          0   0.0%             0   0.0%      57,000
STOCK EFFECT
                        =======================================================     =============================
NET INCOME               $1,585,000   5.6%   $  577,000   2.4%   $577,000   2.4%    $4,045,000   4.8%  $1,574,000
ATTRIBUTABLE TO COMMON
SHARES
                        =======================================================     =============================

NET INCOME PER COMMON SHARE:
  BASIC                       $0.44               $0.16             $0.16                $1.14              $0.45
                        ============         ===========       ===========          ===========        ==========
  DILUTED                     $0.43               $0.16             $0.16                $1.10              $0.44
                        ============         ===========       ===========          ===========        ==========

WEIGHTED AVERAGE SHARES OUTSTANDING :
  BASIC                   3,564,000           3,519,000         3,519,000            3,550,000          3,465,000
                        ============         ===========       ===========          ===========        ==========
  DILUTED                 3,662,000           3,721,000         3,721,000            3,663,000          3,615,000
                        ============         ===========       ===========          ===========        ==========




                                   NINE MONTHS ENDED
                           % OF     9/30/97     % OF
                         REVENUE      AS      REVENUE
                                   REPORTED
                       ------------------------------
HEALTHCARE REVENUE              $103,000,000
INTEREST INCOME                      547,000
                                ------------
TOTAL REVENUE                    103,547,000
HEALTHCARE EXPENSES      88.0%    94,895,000    91.6%
                       -----------------------------
GROSS MARGIN             12.0%     8,652,000     8.4%
SELLING, GENERAL AND      9.7%     7,031,000     6.8%
ADMINISTRATIVE EXPENSES
INTEREST EXPENSE          0.0%         3,000     0.0%
                       -----------------------------
INCOME FROM OPERATIONS    2.2%     1,618,000     1.6%
NONRECURRING GAIN         0.0%             0     0.0%
                       -----------------------------
INCOME BEFORE TAXES       2.2%     1,618,000     1.6%
PROVISION FOR INCOME      0.1%       101,000     0.1%
TAXES                  -----------------------------
                          2.1%     1,517,000     1.5%
NET INCOME                0.1%        57,000     0.1%
REDEEMABLE COMMON      =============================
STOCK EFFECT              2.2%  $  1,574,000     1.5%
                       =============================
NET INCOME
ATTRIBUTABLE TO COMMON          $       0.45
SHARES                          ============
                                $       0.44
                                ============
NET INCOME PER COMMON SHARE:
  BASIC
                                   3,465,000
  DILUTED                       ============
                                   3,615,000
                                 ===========
WEIGHTED AVERAGE SHARES OUTSTANDING
  BASIC

  DILUTED


 (1) - HEALTHCARE REVENUE AND EXPENSES HAVE BEEN ADJUSTED TO EXCLUDE THE OPERATING RESULTS OF A CONTRACT WITH THE GEORGIA DEPARTMENT OF CORRECTIONS WHICH EXPIRED ON JUNE 30, 1997 AND REPRESENTED 1.4% AND 30.3% OF THE COMPANY'S CONSOLIDATED HEALTHCARE REVENUE FOR THE QUARTER AND NINE MONTHS SEPTEMBER 1997.





CONDENSED BALANCE SHEET

                            9/30/98           12/31/97
                        --------------------------------
CASH & SHORT-TERM        $ 4,329,000        $ 5,004,000
INVESTMENTS
OTHER CURRENT ASSETS      16,002,000         12,742,000
                         -----------        -----------
CURRENT ASSETS            20,331,000         17,746,000
RESTRICTED INVESTMENTS     6,965,000          5,639,000
PROPERTY & EQUIPMENT,      1,722,000          2,468,000
NET
OTHER ASSETS               1,460,000          1,901,000
                         ===========        ===========
                         $30,478,000        $27,754,000
                         ===========        ===========

CURRENT LIABILITIES      $16,299,000        $17,489,000
OTHER LIABILITIES          3,159,000          3,624,000
STOCKHOLDERS' EQUITY      11,020,000          6,641,000
(2)
                         ===========        ===========
                         $30,478,000        $27,754,000
                         ===========        ===========

 (2) STOCKHOLDERS' EQUITY INCLUDES $1.8 MILLION OF REDEEMABLE COMMON STOCK.